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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Henley                        Gary                        D.
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     (Last)                       (First)                   (Middle)

                     10115 Kincey Avenue, Suite 250
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                                    (Street)

    Huntersville,                     N.C.                  28078
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     01/02/03
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Orthofix International N.V. ("OFIX")
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

     President, Americas Division
     ----------------------------

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     |X|  Form filed by One Reporting Person

     |_|  Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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

   Common Stock                          6,200                       D
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

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction
   5(b)(v).

     Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 3 (continued)                 Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================



                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                           2. Date Exercisable         (Instr. 4)                                          Derivative
                              and Expiration Date   ---------------------------------    4. Conver-        Securities:
                              (Month/Day/Year)                             Amount           sion or        Direct      6. Nature of
                           ----------------------                          or               Exercise       (D) or         Indirect
                            Date      Expira-                              Number           Price of       Indirect       Beneficial
1. Title of Derivative      Exer-     tion                                 of               Derivative     (I)            Ownership
   Security (Instr. 4)      cisable   Date          Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

Stock Option (right to buy)  (1)      3/31/03         Common Stock         15,000           $14.40          D
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Stock Option (right to buy)  (1)      5/29/08         Common Stock         10,000          $13.125          D
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Stock Option (right to buy)  (1)      5/19/09         Common Stock          5,000          $14.188          D
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Stock Option (right to buy)  (1)       1/1/09         Common Stock         50,000          $17.875          D
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Stock Option (right to buy)  (2)       1/1/09         Common Stock         50,000          $17.875          D
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

Explanation of Responses:

(1)  The option is currently exercisable.

(2) The option vests on the earlier of January 1, 2004 or the date on which the closing price of OFIX's Common Stock is $55 or higher consecutively for ten trading days immediately prior to such date.


/s/ Gary D. Henley                                              1/10/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.